Exhibit 99.1

Gibraltar Industries Prices Senior Subordinated Note Offering

        BUFFALO, N.Y.--(BUSINESS WIRE)--Nov. 23, 2005--Gibraltar Industries, Inc. (NASDAQ: ROCK, the "Company") announced today that it has priced an offering of $204 million in aggregate principal amount of senior subordinated notes due 2015 (the "Notes") at 8.0%. The Notes are being sold at a discount of 1.675% from face value to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the "Securities Act") and to persons outside the United States in compliance with Regulation S.

        The offering is expected to close on December 8, 2005, subject to customary conditions.

        The Company intends to use the net proceeds, together with other expected financing, to repay amounts incurred under its secured revolving credit facility and to retire its $300 million interim credit facility, which were used to finance its acquisition of Alabama Metal Industries Corporation and to repay certain prior indebtedness.

        This announcement is neither an offer to sell nor a solicitation to buy these securities. The securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

        Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company's results of operations; the ability to pass through cost increases to customers; changing demand for the Company's products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

CONTACT:	Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

        Gibraltar's news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.